Exhibit 10.5(f)

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  The omissions have been indicated by asterisks (“*****”), and the omitted text has been filed separately with the Securities and Exchange Commission.

Playboy TV UK/Benelux Limited
Aquis House,
Station Road,
Hayes,
Middlesex
UB3 4DX

For the attention of Andrew Wren

Friday 2 October 2009

Dear Sir,

Subject to Contract

RE: Agreement to provide Connectivity, uplink and satellite Services via the Hotbird 8 satellite currently under negotiation

This Authority to Proceed Letter (the “Letter”) is issued as confirmation of the agreement reached between Playboy TV UK/Benelux Limited (registered in England under number  3000033) (the "Customer") and Arqiva Limited (registered in England under number 02487597), whose registered office address is at Crawley Court, Winchester, Hampshire, SO21 2QA  (the “Company”) (together the “Parties”).

1.	Negotiaton of the Agreement

The Parties are currently negotiating with each other expeditiously and in good faith to agree an agreement under which the Company will provide the Services to the Customer.  Save as provided in this Letter no commitment for the provision of the Services shall arise until the Parties have signed a binding agreement (the "Agreement").

2.	The Services

The Services  shall comprise the following:

•	Collection of the pre-encoded and encrypted 3Mbit/s ASI feed from UPC, Amsterdam and onward fibre delivery to the BT Tower, London
•	A 3Mbit/s channel on a Hotbird 8 multiplex system based at BT Tower
•	ASI connectivity from BT Tower to Arqiva’s Hotbird 8 uplink at Bedford Teleport
•	Uplink to Hotbird 8 at the Teleport
•	Dedicated satellite capacity on Hotbird 8

During the period 1 – 31 October 2009, the Channel shall be received from the Hotbird 6 satellite and delivered to the multiplex. From 1 November for the Term, the Channel shall be delivered as detailed above with the collection of the pre-encoded and encrypted 3Mbit/s ASI feed from UPC, Amsterdam.

3.	Service Commencement Date

It is anticipated by the Parties that the Company will commence provision of the Services on 1 October 2009.  From 1 – 31 October 2009 (the “Test Period”) the Parties shall perform a test to allow for dual illumination of the Customers channel to facilitate the migration of the Customers viewers across to the new satellite frequency (the “Test Services”).   Upon signature of the Agreement, no later than 1 November, this Letter shall be superseded by the Agreement and the Company will provide the Services (the “Service Commencement Date”) in accordance with the Agreement.

4.	Terms

4.1
The Company will provide the Test Services under this Letter for the Test Period on the same terms of the Agreement for the Provision of Uplinking and Satellite Services which the Company has provided to the Customer (the “Agreement Under Negotiation”) as attached.  Notwithstanding all other provisions in the Agreement, and without prejudice to any amendments thereto which the Parties may agree, the following particular clauses shall apply to the Test Services provided under this Letter:

(i)	the warranties in Clause 9 of the Agreement Under Negotiation.
(ii)	the Customer obligations in Clause 3.2 of the Agreement Under Negotiation .
(iii)
the Customer will indemnify and hold harmless the Company against all claims, liabilities, actions, losses, judgments, payments made in settlement, costs (including reasonable legal fees) proceedings,which arise out of or in connection with the Company providing the Services to the Customer, including but not limited to any third party claims brought or allleged against the Company due to the Customer’s  or STI’s use of the Services and the indemnity shall be provided by the Customer to the Company in the terms set out in Clause 5 of the Agreement under Negotiation.

(iv)	The Company’s liability in relation to the provision of the Services under this Letter shall be as set out in Clause 10 of the Agreement under Negotiation.

4.2	For the purposes of this Letter, the Parties agree that clauses 9.2(ii) and 9.2(iv) shall not apply

4.3
The Company agrees that the Customer may sub-contract the benefit of the Agreement to Satellite Television International B.V. (“STI”), an associated company of the Customer exclusively for the purpose of transmitting the television channel known as at the date hereof as Private Spice, under a licence granted by the Commissariaat voor de Media in the Netherlands.  Such sub-contracting to STI shall not in any way relieve the Customer from its obligations and the Customer shall at all times be liable for any acts and/or ommissions of STI.

5.	Charges

5.1	The Company will provide the Test Services for the Test Period free of charge.

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5.2
The Charges for the Services shall commence from the Service Commencement Date as set out in the Agreement, which shall be payable in advance in full without settlement or deduction within thirty (30) days of an invoice from the Company and  the Customer will pay Value Added Tax where applicable on the Charges at the rate specified by law from time to time.

6.	Timescale

6.1
The Company has agreed to provide the Test Services under this Letter as a temporary measure for the Test Period which shall expire 31 October 2009 (the “Relevant Date”) to allow the Parties time to negotiate the Agreement.

6.2
The Parties agree to negotiate in good faith and to use all reasonable endeavours to enter into the Agreement by the Relevant Date and both Parties shall act reasonably and promptly in such negotiations.

6.3
In the event that the Agreement is not concluded by the Relevant Date the Company shall cease to provide the Services under this Letter and will only commence the provision of the Services when the Agreement is executed by the Parties.

7.	Confidentiality

Each Party shall keep confidential and not disclose to any third party, without the prior written consent of the other, any information it receives concerning the business or affairs of the other and shall not use such information for any purpose other than the purpose for which the information has been disclosed. These obligations shall not apply to any information which is in or comes into the public domain through no fault of the recipient.

8.	Law and Jurisdiction

This Letter shall be binding on the Parties and governed by English law and the Parties submit to the exclusive jurisdiction of the English Courts.

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Please confirm your agreement and acceptance of the above conditions by signing and returning the enclosed duplicate copy of this letter to the address stated below.

Ben Moon
Arqiva
5th Floor
58 – 60 Berners Street
London
W1T 3NQ

Yours faithfully

For and on behalf of Arqiva Limited

By:	/s/ Nick Thompson	By:	/s/ Julian Portman

Title:	Divisional MD	Title:	Divisional FD

Dated:	16/10/09	Dated:	14.10.09

Acknowledged and agreed for and on behalf of Playboy TV UK/Benelux Limited

/s/ Andrew D Wren

By:	Andrew D Wren

Title:	Company Secretary

Dated:	5 October 2009

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SCHEDULE

The Customer shall pay the Company the following Charges for the Services from the Service Commencement Date until the Completion Date of the Agreement

•	For the period from 1st October 2009 – 31st October 2009 the Service will be provided as a free test
•	From the Service Commencement Date for a period of 5 years the annual Charge shall be *****
•	After the Service Commencement Date the Customer shall be provided one months service free of charge

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